Exhibit 10.1

Execution Version

CITIGROUP GLOBAL MARKETS INC.	JPMORGAN CHASE BANK, N.A.
390 Greenwich Street	270 Park Avenue
New York, New York 10013	New York, New York 10017

J.P. MORGAN SECURITIES LLC
383 Madison Avenue
New York, New York 10179

GENERAL ELECTRIC CAPITAL CORPORATION	GUGGENHEIM SECURITIES, LLC
GE CAPITAL MARKETS, INC.	330 Madison Avenue
500 West Monroe Street	New York, NY 10017
Chicago, IL 60661	SECURITY BENEFIT CORPORATION
1 Security Benefit Place
Topeka, KS 66636

MORGAN STANLEY SENIOR FUNDING, INC.	BANK OF MONTREAL
1585 Broadway	115 South LaSalle Street
New York, New York 10036	Chicago, IL 60603

BMO CAPITAL MARKETS CORP.
3 Times Square
New York, NY 10036

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, GA 30326

October 30, 2014

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

Attention: Stephen Farber

Project Falcon

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter amends and restates in its entirety that certain Commitment Letter (the “Original Commitment Letter”) dated as of October 9, 2014 (the “Original Commitment Letter Date”) and supersedes it in all respects, and the Original Commitment Letter shall be of no further force or effect.

You (the “Borrower” or “you”) have advised each of Citi (as defined below), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), General Electric Capital Corporation (“General Electric”), GE Capital Markets, Inc. (“GE Capital”), Guggenheim Securities, LLC (“Guggenheim”), Security Benefit Corporation (or any of its designated affiliates, “SBC”) Morgan Stanley Senior Funding, Inc. (“MSSF”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMO”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH”) and, collectively with Citi, JPMCB, J.P. Morgan, General Electric, GE Capital, Guggenheim, SBC, MSSF, Bank of Montreal, BMO, DBNY, DBSI and SunTrust, the “Commitment Parties,” “we” or “us”) that you, one of your direct or indirect wholly owned subsidiaries (“Merger Sub”) and Gentiva Health Services, Inc., a Delaware corporation (the “Target”), have entered into a merger agreement dated as of October 9, 2014 (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Transaction Agreement”) pursuant to which Merger Sub will merge with and into the Target, with the Target continuing as the surviving corporation (the “Acquisition”). You have further advised us that, in connection with the foregoing, you intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (the “Term Sheets”; together with this commitment letter, the Transaction Description and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citigroup USA, Inc., Citigroup North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

In connection with the Transactions, (w) each of Citi, JPMCB and General Electric (each, an “Initial Term Lender” and collectively, the “Initial Term Lenders”) is pleased to advise you of its several, but not joint, commitment to provide to you 35.0%, 35.0% and 30.0%, respectively, of the Refinancing Term Loan Facility, (y) each of Citi and JPMCB (each, an “Initial ABL Lender” and collectively, the “Initial ABL Lenders” and together with the Initial Term Lenders, the “Bank Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide to you 50.0% of the Refinancing ABL Facility and (z) each of Citi, JPMCB, SBC, MSSF, Bank of Montreal, DBNY and SunTrust (each a “Bridge Initial Lender” and collectively, the “Bridge Initial Lenders” and, together with the Bank Initial Lenders, each an “Initial Lender” and collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide to you 35.0%, 35.0%, 7.5%, 7.5%, 5.0%, 5.0% and 5.0%, respectively, of the Bridge Facility (the date of the initial funding of the applicable Facilities and the closing of the Acquisition, the “Closing Date”). In addition, in connection with the Transactions, the Bank Arrangers (as defined below) are pleased to advise you of their agreement to use commercially reasonable efforts to arrange the Acquisition Amendments and the necessary consents for the effectiveness thereof.

It is agreed that (i) each of Citi, J.P. Morgan and GE Capital will act as a joint lead arranger and joint bookrunner for the Refinancing Term Loan Facility and for the Term Loan Amendment (in such capacity, each, a “Term Loan Arranger” and, collectively, the “Term Loan Arrangers”), (ii) each of Citi and J.P. Morgan will act as a joint lead arranger and joint bookrunner for the Refinancing ABL Facility and for the ABL Amendment (in such capacity, each, an “ABL Arranger” and collectively, the “ABL Arrangers” and, together with the Term Loan Arrangers, the “Bank Arrangers”), (iii) each of Citi, J.P. Morgan, Guggenheim and MSSF will act as a joint lead arranger and joint bookrunner for the Bridge Facility (each, a “Bridge Lead Arranger” and, collectively, the “Bridge Lead Arrangers” and, together with the Bank Arrangers, each a “Lead Arranger” and, collectively, the “Lead Arrangers”), (iv) each of BMO, DBSI and STRH will act as a co-manager for the Bridge Facility (collectively with the Bridge Lead Arrangers, each a “Bridge Arranger” and, collectively, the “Bridge Arrangers” and, together with the Bank Arrangers, the “Arrangers”), (v) JPMCB will act as administrative agent and collateral agent for the Bank Facilities and (vi) Citi will act as administrative agent for the Bridge Facility. It is further agreed that (x) Citi will have “left” placement in any marketing materials or other documentation used in connection with the Bridge Facility and J.P. Morgan will have placement to the immediate “right” of Citi in such materials and (y) J.P. Morgan will have “left” placement in any marketing materials or other documentation used in connection with the Bank Facilities and Citi will have placement to the immediate “right” of J.P. Morgan in any such materials.

You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter, the Fee Letter referred to below and any syndication agency fee letter) will be paid to any Lender in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

We intend to syndicate the Facilities to a group of lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you, it being understood that we will not syndicate to those persons identified by you in writing to the Lead Arrangers (or to their affiliates) prior to the Original Commitment Letter Date (or, if after the Original Commitment Letter Date, only if the addition of such persons is reasonably acceptable to the Lead Arrangers) (such persons, collectively (including their affiliates that are clearly identifiable on the basis of such affiliate’s name or identified in writing to the Lead Arrangers from time to time), the “Disqualified Institutions”). Notwithstanding any other provision of this Commitment Letter to the contrary, unless you and we so agree (a) no Commitment Party shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date, (b) no such assignment or novation shall become effective with respect to any portion of any Commitment Party’s commitment in respect of the Facilities until the initial funding of the Facilities on the Closing Date, and (c) unless the Borrower agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

We intend to commence syndication efforts promptly, and you agree, from the Original Commitment Letter Date to the earlier of 60 days after the Closing Date and a Successful Syndication (as defined in the Fee Letter) (such date, the “Syndication Date”) actively to assist us in completing a syndication reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships and those of the Target, (b) direct contact between senior management of the Borrower and the proposed Lenders (and your using commercially reasonable efforts to ensure such contact between senior management and non-legal advisors of the Target and the proposed Lenders), (c) as set forth in the next paragraph, assistance from the Borrower and its subsidiaries (and your using commercially reasonable efforts to cause Target and its subsidiaries to assist) in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”), and (d) the hosting, with us and senior management of the Borrower and the use of commercially reasonable efforts to arrange the hosting, with us and senior management of the Target, of one or more meetings of prospective Lenders. Prior to Syndication Date, there shall be no competing offering, placement or arrangement of any debt securities (including convertible debt securities) or bank financing by or on behalf of the Borrower, the Target or any of their respective subsidiaries (other than (i) the Senior Notes or any other debt securities contemplated by the Fee Letter (as defined below) or (ii) any other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Transaction Agreement). Such assistance shall also include you using commercially reasonable efforts to obtain, at your expense, corporate credit or family ratings of the Borrower after giving effect to the Transactions and monitored public ratings of the Bank Facilities and the Senior Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 15 business days prior to the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the compliance with any of the provisions of this Commitment Letter (other than the applicable conditions set forth in Exhibit D hereto), the obtaining of the ratings described above or the commencement or completion of the syndication of the Facilities shall constitute a condition precedent to the funding of any Facility on the Closing Date.

You will assist us in preparing Information Materials, including confidential information memoranda, for distribution to prospective Lenders by posting on IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) (with (x) Citi’s name appearing on the left hand side of any Information Materials and other documentation used in connection with the Bridge Facility and Citi holding the leading role and responsibilities associated with such left placement including maintaining physical books in respect of the Bridge Facility and (y) J.P. Morgan’s name appearing on the left hand side of any Information Materials and other documentation used in connection with the Bank Facilities and J.P. Morgan holding the leading role and responsibilities associated with such left placement including maintaining physical books in respect of the Bank Facilities ). You also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein (which letter, in each case, shall include a customary “10b-5” representation). Each confidential information memorandum shall exculpate us with respect to any liability related to the use of the content of such confidential information memorandum or any related marketing material by the recipients thereof. You also acknowledge that Public-Siders employed by the Arrangers or their respective affiliates, consisting of publishing debt analysts, may participate in any public side meetings or telephone conference calls held pursuant to clause (d) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls until the syndication of the Facilities has been completed upon making of allocations by the Arrangers and the Arrangers freeing the Facilities to trade.

The Borrower agrees that the following documents may be distributed to both Private- Siders and Public-Siders, including through a Platform designated “Public-Siders”, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Lead Arrangers will have no responsibility in such capacity other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. The Borrower agrees that it will not assert any claim against any Arranger based on an alleged breach of fiduciary duty by such Arranger in connection with this Commitment Letter or the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that none of the Arrangers is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall not have any responsibility or liability to the Borrower with respect thereto.

In addition, you acknowledge that Citi has been retained by you as a financial advisor in connection with the Acquisition (in such capacity, the “Financial Advisor”). You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us (and use commercially reasonable efforts to cause the Target to provide to us) all information with respect to the Borrower and its subsidiaries, the Target and the Transactions, including all customary and reasonably available financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information concerning the Borrower and its subsidiaries and, to the best of your knowledge, the Target and its subsidiaries (including the Information Materials), other than the Projections and other forward looking information and information of a general economic or industry-specific nature, that has been or will be made available by you or any of your representatives pursuant to the immediately preceding sentence (the “Information”), taken as a whole, does not or will not, when furnished, after giving effect to all supplements and updates provided thereto, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believed to be reasonable at the time made; it being recognized by the Lenders that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if prior to the later of the Closing Date and the Syndication Date you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information and the Projections were then being furnished, and such representations were then being made, then you will promptly supplement the Information and the Projections such that (with respect to the Information relating to the Borrower and its subsidiaries and, to the best of your knowledge, the Target and its subsidiaries) such representations and warranties are correct under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid, on the terms and subject to the conditions set forth therein, the nonrefundable fees set forth in the Term Sheets and in that certain Amended and Restated Fee Letter between you and the Commitment Parties, dated as of the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject solely to the applicable conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the applicable Facilities shall occur. Those matters that are not covered by the provisions thereof are subject to the approval and agreement of the Commitment Parties and the Borrower.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Facilities (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target, its and their respective subsidiaries and its and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or one of its subsidiaries has the right to terminate its obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement (to such extent, the “Specified Transaction Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors (as defined in the Term Sheets) in the Credit Documentation, and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions set forth in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheets) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of the Target or any subsidiaries of the Target (to the extent required by the Term Sheets and provided that stock certificates of the Target’s subsidiaries shall only be required to be delivered on the Closing Date to the extent received from the Target after your use of commercially reasonable efforts to obtain the same) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Lead Arrangers and the Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as may be reasonably agreed by the Lead Arrangers). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Documentation relating to requisite power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Credit Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; that the entering into and performance of the Facilities will not conflict with organizational documents of the Borrowers or the Guarantors; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; OFAC; FCPA; subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral; and the status of the Bank Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Closing Date Conditions Provisions”.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates, and their respective directors, officers, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with the Original Commitment Letter, this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) whether or not the Transactions are consummated, to reimburse each Commitment Party and its affiliates on demand for all reasonable and invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including the Original Commitment Letter, this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof (such reimbursed expenses of the Commitment Parties and its affiliates, in the event the Transactions are not consummated, not to exceed $1,000,000 in the aggregate). You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, no indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent arising from the willful misconduct, bad faith or gross negligence of such indemnified person or a material breach of the obligations under this Commitment Letter or the Fee Letter by such indemnified person) or for any special, indirect, consequential or punitive damages in connection with the Facilities.

Each Commitment Party and its affiliates shall use all non-public information provided to it or its affiliates by or on behalf of you hereunder or in connection with the transactions contemplated hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates or related parties in violation of any confidentiality obligations owing to you, the Target or any of your or their respective affiliates (including those set forth in this paragraph) or was or becomes available to such Commitment Party or its affiliates from a source which is not known by such Commitment Party to be subject to a confidentiality obligation to you, the Target or any of your or their respective affiliates, provided that nothing herein shall prevent such Commitment Party from disclosing any such information (i) to rating agencies in consultation and coordination with you, (ii) to any Lenders, assignees or participants or prospective lenders, assignees or participants (other than, in the case of assignees or prospective assignees, Disqualified Institutions), (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority) to promptly notify you to the extent practicable if it is lawfully permitted to do so), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to promptly notify you to the extent lawfully permitted to do so), (v) to such Commitment Party’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (vi) to any of its affiliates (with such Commitment Party being responsible for such affiliate’s compliance with this paragraph), (vii) to any other Commitment Party, (viii) for purposes of establishing a “due diligence” defense, (ix) to the extent that such information becomes publicly available other than by reason of improper disclosure by a Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you, the Target or any of your or their affiliates, (x) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their affiliates with respect to such information and (xi) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, so long as not based on information obtained in a manner that would otherwise violate this provision; provided, further, that the disclosure of any such information pursuant to clause (ii) above shall be made subject to the acknowledgment and acceptance by such person that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information. This undertaking by each Commitment Party shall automatically terminate on the earlier of (x) one year following the Closing Date or the termination of such Commitment Party’s commitments hereunder or (y) two years from the Original Commitment Letter Date. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter.

In addition, you acknowledge that the rights and obligations that you and your affiliates may have in respect of and to us or our respective affiliates under any credit facility, including under the Existing Term Loan Agreement and the Existing ABL Credit Agreement), or any other agreement are separate from the rights and obligations of you and your affiliates under this Commitment Letter and will not be affected by our services hereunder. You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or your subsidiaries or affiliates (including acting as a lender under the Existing Term Loan Credit Agreement and/or Existing ABL Credit Agreement), or other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Commitment Party is a full service securities firm and may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates; provided that such Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding of the Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and any syndication agency letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D hereto) and whether or not a Material Adverse Effect has occurred, (b) the accuracy of any Specified Transaction Agreement Representations and whether as a result of any inaccuracy thereof you or your subsidiaries have the right to terminate your or its obligations under the Transaction Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Transaction Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the Borough of Manhattan in the City of New York with respect to any action, suit or proceeding in connection with this Commitment Letter and the Fee Letter, and agrees not to bring or support any such action, suit or proceeding in any other court. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the Fee Letter, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents, attorneys and advisors and, on a confidential basis, those of the Target, who are directly involved in the consideration of this matter (provided that any disclosure of the Fee Letter or its terms or substance to the Target shall be redacted in a manner reasonably satisfactory to the Commitment Parties); (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof, to the extent permitted by law), (c) this Commitment Letter may be disclosed in any proxy or other public filing relating to the Transactions and in any prospectus or offering memorandum relating to the Senior Notes or any other offering, (d) the fees contained in the Fee Letter may be disclosed as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum, (e) this Commitment Letter may be disclosed to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (f) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (g) if the Commitment Parties consent in writing to such proposed disclosure.

The compensation, reimbursement, indemnification, syndication, confidentiality, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, however, that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities (in full but not in part) at any time subject to the provisions of the prior sentence.

We hereby notify you that pursuant to the requirements of the U.S.A. Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we are and each other Lender is required to obtain, verify and record information that identifies the Borrower and its subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and its subsidiary guarantors that will allow any of us or such Lender to identify the Borrower and its subsidiary guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender.

In the event that the initial borrowings in respect of the Bank Facilities do not occur on or before the earliest of (i) March 31, 2015, (ii) the time at which the Transaction Agreement has been irrevocably terminated in accordance with its terms and (iii) the consummation of the Acquisition and the payment of consideration therefor, then this Commitment Letter and the commitments and undertakings of each of the Commitment Parties hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension (such earlier date, the “End Date”).

[Remainder of Page Intentionally Left Blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Thomas Cole
Name: Thomas Cole
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Lauren Camp
Name: Lauren Camp
Title: Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Verleria King-Jones
Name: Verleria King-Jones
Title: Duly Authorized Signatory

GE CAPITAL MARKETS, INC.

By:	/s/ Jac Lee
Name: Jac Lee
Title: Duly Authorized Signatory

SECURITY BENEFIT CORPORATION

By:	/s/ Anthony D. Minelua
Name: Anthony D. Minelua
Title: CIO

GUGGENHEIM SECURITIES, LLC

By:	/s/ Barry D. Blake
Name: Barry D. Blake
Title: Senior Managing Director

[Signature Page to A&R Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory

BANK OF MONTREAL

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Bryan J. Rolfe
Name: Bryan J. Rolfe
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/ Kathryn Burch
Name: Kathryn Burch
Title: Associate

DEUTSCHE BANK SECURITIES INC.

By:	/s/ William Frauen
Name: William Frauen
Title: Managing Director

By:	/s/ Frank Fazio
Name: Frank Fazio
Title: Managing Director

[Signature Page to A&R Commitment Letter]

SUNTRUST BANK

By:	/s/ Dana Dhaliwal
Name: Dana Dhaliwal
Title: Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Richard Velloff
Name: Richard Velloff
Title: Director

[Signature Page to A&R Commitment Letter]

Accepted and agreed to as of the date first above written: KINDRED HEALTHCARE, INC.

By:	/s/ Stephen D. Farber
	Name:	Stephen D. Farber
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to A&R Commitment Letter]

EXHIBIT A

Project Falcon

Transaction Description1

The Borrower intends to acquire, directly or indirectly, all of the outstanding equity interests of Gentiva Health Services, Inc., a Delaware corporation (the “Target”), pursuant to the Transaction Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a) Pursuant to an Agreement and Plan of Merger dated as of October 9, 2014 among the Borrower, one of the Borrower’s direct or indirect wholly owned subsidiaries (“Merger Sub”) and the Target (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Transaction Agreement”), Merger Sub will merge with and into the Target, with the Target continuing as the surviving corporation.

(b) (i) The Borrower will seek an amendment (the “Term Loan Amendment”) to that certain Term Loan Credit Agreement dated as of June 1, 2011, as amended as of October 4, 2012 and as further amended and restated as of May 30, 2013, as of August 21, 2013 and as of April 9, 2014, among the Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (as previously amended, amended and restated or otherwise modified from time to time, the “Existing Term Loan Credit Agreement” and as amended by the Term Loan Amendment, the “Amended Term Loan Credit Agreement”) to implement the Required Term Loan Amendments (as defined in Annex I to this Exhibit A and which shall otherwise be in form and substance reasonably acceptable to the Term Loan Arrangers and the Borrower (provided that that the conditions to the effectiveness of the Term Loan Amendment shall be no broader than the conditions in Exhibit D to the Commitment Letter)).

(ii) If (x) the Required Term Loan Amendments (as defined in Annex I hereto) are obtained or (y) the consent of the Required Lenders (as defined in the Existing Term Loan Credit Agreement) is obtained for the Required Term Loan Amendments to become effective upon satisfaction of conditions no more extensive than those set forth in Exhibit D to the Commitment Letter (the “Required Term Loan Condition”), in each case, on or prior to the Closing Date, the commitments with respect to the Refinancing Term Loan Facility under the Commitment Letter will automatically be reduced to $0.

(iii) If the Required Term Loan Condition is not satisfied on or prior to the Closing Date, the Borrower will obtain senior secured term loans in an aggregate principal amount of $992.5 million (less the gross cash proceeds received by the Borrower from the Senior Notes and the Equity issued on or prior to the Closing Date (other than

[1]	All capitalized terms used but not defined in the Exhibits to the Commitment Letter have the meanings given to them in the Commitment Letter to which they are attached, including the Exhibits thereto and the Annexes to the Fee Letter referenced in the Exhibits. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in an Exhibit shall be determined by reference to the context in which it is used.

Equity issued to fund an increase in the purchase price for the Acquisition)) after application of any such amounts to reduce the aggregate principal amount of the Bridge Facility to $0) (the “Refinancing Term Loan Facility”) on terms described in Exhibit B to the Commitment Letter to refinance the Existing Term Loan Credit Agreement.

(c) (i) The Borrower will seek an amendment (the “ABL Amendment” and together with the Term Loan Amendment, the “Acquisition Amendments”) to that certain ABL Credit Agreement dated as of June 1, 2011, as amended as of October 4, 2012, and as further amended and restated as of August 21, 2013 and as of April 9, 2014, among the Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (as previously amended, amended and restated or otherwise modified from time to time, the “Existing ABL Credit Agreement” and the Existing ABL Credit Agreement, as amended by the ABL Amendment, hereinafter referred to as the “Amended ABL Credit Agreement”) to implement the Required ABL Amendments (as defined in on Annex I to this Exhibit A) and which shall otherwise be in form and substance reasonably acceptable to the ABL Arrangers and the Borrower (provided that that the conditions to the effectiveness of the Term Loan Amendment shall be no broader than the conditions in Exhibit D to the Commitment Letter).

(ii) If (x) the Required ABL Amendments (as defined in Annex I hereto) are obtained or (y) the consent of the Required Lenders (as defined in the Existing ABL Credit Agreement) is obtained for the Required ABL Amendments to become effective upon satisfaction of conditions no more extensive than those set forth in Exhibit D to the Commitment Letter (the “Required ABL Condition”), in each case, on or prior to the Closing Date, the commitments with respect to the Refinancing ABL Facility under the Commitment Letter will automatically be reduced to $0.

(iii) If the Required ABL Condition is not satisfied on or prior to the Closing Date, the Borrower will obtain senior secured asset-based revolving credit commitments in the aggregate principal amount of $750.0 million (the “Refinancing ABL Facility” and together with the Refinancing Term Loan Facility the “Bank Facilities”) on terms described in Exhibit B to the Commitment Letter to refinance the Existing ABL Credit Agreement.

(d) (i) The Borrower will (x) issue senior unsecured notes in a public offering or a private placement under Rule 144A or other private placement (the “Senior Notes”) and/or (y) issue equity and equity units of the Borrower in a public offering or a private placement under Rule 144A or other private placement and/or as consideration for the Acquisition (the “Equity”).

(ii) To the extent that the issuance of the Senior Notes and the issuance of the Equity yields less than $1,700 million in gross cash proceeds on or prior to the Closing Date, the Borrower will obtain senior unsecured bridge loans in an aggregate principal amount of up to $1,700 million (less the gross cash proceeds received by the Borrower from the Senior Notes and the Equity issued on or prior to the Closing Date (other than Equity issued to fund an increase in the purchase price for the Acquisition)) (the “Bridge Facility” and, together with the Bank Facilities, the “Facilities”) pursuant to a bridge loan credit agreement on terms described in Exhibit C to the Commitment Letter.

(e) All existing indebtedness for borrowed money under (i) the Existing Term Loan Credit Agreement (solely if the Borrower incurs the Refinancing Term Loan Facility), (ii) the Existing

ABL Credit Agreement (solely if the Borrower incurs the Refinancing ABL Facility) and (iii) that certain Credit Agreement dated as of October 18, 2013 among the Target, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, swing line lender and L/C issuer, will be refinanced or repaid, and arrangements for the concurrent release of all related liens shall be made.

(f) either (A) all of the Target’s 11.50% Senior Notes due 2018 (the “Target Notes”) will be redeemed in full or (B) irrevocable notice for the redemption or repayment of all of the Target Notes shall have been given and proceeds sufficient to redeem or repay in full the Target Notes shall have been deposited into an escrow arrangement reasonably satisfactory to the Lead Arrangers (the transactions contemplated by clauses (e) and (f) above, the “Refinancing”);

(g) The proceeds of the applicable Facilities (to the extent borrowed on the Closing Date), the Senior Notes and the Equity, shall be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iii) to consummate the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Costs”). Any excess proceeds from the Facilities, the Senior Notes and the Equity shall be available to the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of any fees and expenses incurred in connection therewith) are collectively referred to herein as the “Transactions”.

ANNEX I

to EXHIBIT A

Project Falcon

Summary of Required Amendments

1.	The Term Loan Amendment shall contain, and the Term Loan Arrangers shall seek to obtain the requisite consents for, the following amendments (with any changes as mutually agreed to by the Term Loan Arrangers and the Borrower) to the Existing Term Loan Agreement (such amendments, the “Required Term Loan Amendments”):

a)	Section 1.01 shall be amended by adding the following defined terms:

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Escrow Notes from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Escrow Notes are not released from the applicable Escrow Account, plus (b) the amount of any original issue discount on such Escrow Notes, plus (c) all fees and expenses that are incurred in connection with the issuance of such Escrow Notes and all fees, expenses or other amounts payable in connection with any redemption of such Escrow Notes.

“Escrow Account” means a deposit or securities account at a financial institution reasonably satisfactory to the Administrative Agent (any such institution, an “Escrow Agent”) into which any Escrow Funds are deposited.

“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered into in order to provide the applicable Escrow Agent (or its designee) Liens on the related Escrow Funds.

“Escrow Agent” has the meaning set forth in the definition of the term “Escrow Account”.

“Escrow Funds” means the sum of (a) the net proceeds of any Escrow Notes, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in an Escrow Account, any income, proceeds or products of the foregoing.

“Escrow Notes” means debt securities of an Escrow Subsidiary issued after the Second Amendment and Restatement Date (which may not be guaranteed or receive credit support from any Person other than an Escrow Subsidiary); provided that the net proceeds of such debt securities are deposited into an Escrow Account upon the issuance thereof.

“Escrow Notes Documents” mean the Escrow Notes Indentures, the Escrow Account Documents and any other documents entered into by an Escrow Subsidiary in connection with any Escrow Notes.

“Escrow Notes Indentures” means the indenture(s) pursuant to which any Escrow Notes shall be issued.

“Escrow Subsidiary” means a Subsidiary of the Borrower that (a) shall have been identified to the Administrative Agent promptly following its formation, (b) at no time shall contain any assets or liabilities other than any Escrow Notes, any Escrow Funds, any Escrow Accounts and such Subsidiary’s rights and obligations under any Escrow Notes Documents and (c) shall be an Unrestricted Subsidiary for all purposes of the Financing Documents (it being understood that no Escrow Subsidiary shall, notwithstanding anything to the contrary contained in any Financing Document, in any event be designated a Restricted Subsidiary).

“Gentiva” means Gentiva Health Services, Inc., a Delaware corporation.

“Gentiva Merger” means the merger of the Merger Subsidiary with and into Gentiva, pursuant to the Gentiva Merger Agreement.

“Gentiva Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 9, 2014, by and among the Borrower, Gentiva and Merger Subsidiary.

“Merger Subsidiary” means Kindred Healthcare Development 2, Inc., a Delaware corporation and wholly owned Subsidiary of the Borrower.

b)	A new Section 1.05 shall be added as follows:

Escrow Notes. Notwithstanding anything to the contrary in any Financing Document, nothing contained in any Financing Document shall restrict or prohibit (a) the formation and designation of an Escrow Subsidiary as an Unrestricted Subsidiary, (b) the holding of the Escrow Funds in any Escrow Account and the granting or existence of any Liens on any Escrow Account, the Escrow Funds or any Escrow Notes Document or pursuant to any Escrow Account Document, in each case, in favor of the applicable Escrow Agent (or its designee), (c) any transactions otherwise restricted by Section 7.04 by and among the Borrower or one or more Restricted Subsidiaries, on the one hand, and the Escrow Subsidiary, on the other hand, in connection with the transactions contemplated by any Escrow Notes Documents and (d) any Investment in an Escrow Subsidiary in an aggregate amount not greater than the applicable Additional Escrow Amount (it being understood, for the avoidance of doubt, that any such Investments and other transactions shall be deemed made exclusively in reliance upon this Section 1.05 and not any other exception or basket under any other provision of any Financing Document); provided that this Section 1.05 shall not operate to permit the Gentiva Merger to the extent it would not otherwise be permitted absent this Section 1.05.

c)	Section 2.18(a) shall be amended to add to the end of the first sentence the following:

; provided that (i) any amounts incurred under Section 2.18(a)(ii) concurrently with any amounts incurred under Section 2.18(a)(i) will not count as Consolidated Senior Secured Indebtedness for purposes of calculating the Senior Secured Leverage Ratio for purposes of Section 2.18(a)(i) and (ii) with respect to any Incremental Term Loans the primary purpose of which is to finance an acquisition permitted by this Agreement, the amount available under Section 2.18(a)(i) shall be calculated, at the Borrower’s option, either at the time (1) of the effectiveness of such Incremental Term Loans or (2) a definitive agreement is entered into with respect to the transaction to be financed by such Incremental Term Loans giving pro forma effect to such acquisition and the incurrence of such Indebtedness as if each occurred on such date.

d)	Section 2.18(b) shall be amended to add after “(iii) at the time of and immediately after giving effect to the incurrence of such Incremental Term Loans, no Event of Default shall have occurred and be continuing” the following:

(provided that, with respect to any Incremental Term Loans the primary purpose of which is to finance an acquisition permitted by this Agreement, the requirement under this clause (iii) shall be that no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing)

e)	Section 2.18(b) shall be amended to add after “(iv) the representations and warranties of each Credit Party set forth in the Financing Documents . . . on and as of the date of such Borrowing of Incremental Term Loans” the following:

; provided that notwithstanding the foregoing, the only representations and warranties of each Credit Party that shall be required to be true and correct with respect to any Incremental Term Loans the primary purpose of which is to finance an acquisition permitted by this Agreement shall be the Specified Representations (conformed as necessary for such acquisition)

f)	A new Section 5.06(f) shall be added as follows:

Notwithstanding anything to the contrary in this Section 5.06, (i) the Borrower may designate an Escrow Subsidiary as an Unrestricted Subsidiary and (ii) each Escrow Subsidiary shall be excluded from any calculations made, or any conditions specified, in paragraphs (a) and (b).

g)	Section 6.01(b) shall be replaced in its entirety with the following:

Maximum Total Leverage Ratio. At each Quarterly Measurement Date on or after the Third Amendment and Restatement Effective Date, the Borrower’s Total Leverage Ratio will not exceed the ratio indicated in the table below opposite such Quarterly Measurement Date:

Quarterly Measurement Date	Maximum Total Leverage Ratio
December 31, 2014	6.25:1.00
March 31, 2015	6.25:1.00
June 30, 2015	6.25:1.00
September 30, 2015	6.25:1.00
December 31, 2015	6.00:1.00
Each Quarterly Measurement Date thereafter	5.75:1.00

h)	Section 7.01(a)(xii) shall be replaced in its entirety with the following:

other Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

i)	Section 7.01(a)(xiv) shall be amended by replacing “as in effect on the Third Amendment and Restatement Date” with a reference to the effective date of the Required Term Loan Amendments.

j)	Section 7.01(a)(xvii) shall be amended by replacing “provided that (1) (A) no Default shall exist or result therefrom, (B) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis, (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred,” with the following:

provided that (1) (A) no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing, (B) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis (if the Borrower so elects, as of the date the definitive agreement is entered into with respect to the transaction to be financed by such Indebtedness after giving pro forma effect to such acquisition and the incurrence of such Indebtedness as if each occurred on such date), (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) such Indebtedness, taken together with all other outstanding Indebtedness incurred under this Section 7.01(a)(xvii), shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans outstanding on the date of the incurrence of such Indebtedness; provided that in any event, any Indebtedness incurred pursuant to this Section 7.01(a)(xvii) to finance, in whole or in part, the acquisition of Gentiva shall have a Weighted Average Life to Maturity no shorter than than the Weighted Average Life to Maturity of the Term Loans outstanding on the date of the incurrence of such Indebtedness

k)	Section 7.03(a)(ii) shall be amended by adding after “no Default shall have occurred and be continuing” the following:

(provided that, with respect to any such transaction to consummate an Investment permitted under Section 7.08, the requirement under this clause (ii) shall be that no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing)

l)	Section 7.04(c) shall be replaced in its entirety with the following:

transactions (i) involving payments or consideration that do not exceed $5.0 million or (ii) not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained in a comparable transaction at the time of such transaction on an arm’s length basis with a Person who is not an Affiliate; provided that in the event such transaction involves an aggregate consideration in excess of $25,000,000, the terms of such transaction have been approved by a majority of the disinterested members of the board of directors of the Borrower and the board of directors of the Borrower shall have determined in good faith that such transaction satisfies the criteria in this clause (ii);

m)	Section 7.08(b) shall be amended by replacing the words “(A)(i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 hereof on a Pro Forma Basis” with the following:

(A) (i) no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis (if the Borrower so elects, as of the date the definitive agreement is entered into with respect to the transaction to be financed by such Indebtedness after giving pro forma effect to such acquisition and the incurrence of such Indebtedness as if each occurred on such date)

2.	The ABL Amendment shall contain, and the ABL Arrangers shall seek to obtain the requisite consents for, the following amendments to the Existing ABL Credit Agreement (such amendments, the “Required ABL Amendments” and together with the Required Term Loan Amendments, the “Required Amendments”):

a)	Section 1.01 shall be amended by adding the following defined terms:

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Escrow Notes from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Escrow Notes are not released from the applicable Escrow Account, plus (b) the amount of any original issue discount on such Escrow Notes, plus (c) all fees and expenses that are incurred in connection with the issuance of such Escrow Notes and all fees, expenses or other amounts payable in connection with any redemption of such Escrow Notes.

“Escrow Account” means a deposit or securities account at a financial institution reasonably satisfactory to the Administrative Agent (any such institution, an “Escrow Agent”) into which any Escrow Funds are deposited.

“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered into in order to provide the applicable Escrow Agent (or its designee) Liens on the related Escrow Funds.

“Escrow Agent” has the meaning set forth in the definition of the term “Escrow Account”.

“Escrow Funds” means the sum of (a) the net proceeds of any Escrow Notes, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in an Escrow Account, any income, proceeds or products of the foregoing.

“Escrow Notes” means debt securities of an Escrow Subsidiary issued after the Second Amendment and Restatement Date (which may not be guaranteed or receive credit support from any Person other than an Escrow Subsidiary); provided that the net proceeds of such debt securities are deposited into an Escrow Account upon the issuance thereof.

“Escrow Notes Documents” mean the Escrow Notes Indentures, the Escrow Account Documents and any other documents entered into by an Escrow Subsidiary in connection with any Escrow Notes.

“Escrow Notes Indentures” means the indenture(s) pursuant to which any Escrow Notes shall be issued.

“Escrow Subsidiary” means a Subsidiary of the Borrower that (a) shall have been identified to the Administrative Agent promptly following its formation, (b) at no time shall contain any assets or liabilities other than any Escrow Notes, any Escrow Funds, any Escrow Accounts and such Subsidiary’s rights and obligations under any Escrow Notes Documents and (c) shall be an Unrestricted Subsidiary for all purposes of the Financing Documents (it being understood that no Escrow Subsidiary shall, notwithstanding anything to the contrary contained in any Financing Document, in any event be designated a Restricted Subsidiary).

“Gentiva” means Gentiva Health Services, Inc., a Delaware corporation.

“Gentiva Merger” means the merger of the Merger Subsidiary with and into Gentiva, pursuant to the Gentiva Merger Agreement.

“Gentiva Merger Agreement” means that certain Agreement and Plan of Merger dated as of October 9, 2014, by and among the Borrower, Gentiva and Merger Subsidiary.

“Merger Subsidiary” means Kindred Healthcare Development 2, Inc., a Delaware corporation and wholly owned Subsidiary of the Borrower.

b)	A new Section 1.05 shall be added as follows:

Escrow Notes. Notwithstanding anything to the contrary in any Financing Document, nothing contained in any Financing Document shall restrict or prohibit (a) the formation and designation of an Escrow Subsidiary as an Unrestricted Subsidiary, (b) the holding of the Escrow Funds in any Escrow Account and the granting or existence of any Liens on any Escrow Account, the Escrow Funds or any Escrow Notes Document or pursuant to any Escrow Account Document, in each case, in favor of the applicable Escrow Agent (or its designee), (c) any transactions otherwise restricted by Section 7.04 by and among the Borrower or one or more Restricted Subsidiaries, on the one hand, and the Escrow Subsidiary, on the other hand, in connection with the transactions contemplated by any Escrow Notes Documents and (d) any Investment in an Escrow Subsidiary in an aggregate amount not greater than the applicable Additional Escrow Amount (it being understood, for the avoidance of doubt, that any such Investments and other transactions shall be deemed made exclusively in reliance upon this Section 1.05 and not any other exception or basket under any other provision of any Financing Document); provided that this Section 1.05 shall not operate to permit the Gentiva Merger to the extent it would not otherwise be permitted absent this Section 1.05.

c)	Section 4.02(a) shall be replaced in its entirety with the following:

The representations and warranties of each Credit Party set forth in the Financing Documents shall be true and correct in all material respects (it being understood that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that those representations and warranties that speak only of a specific date shall only speak as of such date; provided further that notwithstanding the foregoing, the only representations and warranties of each Credit Party that shall be required to be true and correct with respect to any Borrowing the primary purpose of which is to finance the acquisition of Gentiva shall be those set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.10, 3.15, 3.18, 3.22 and 3.23 (conformed as necessary for such acquisition).

d)	Section 4.02(b) shall be replaced in its entirety with the following:

Following the Closing Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing (provided that, with respect to any Borrowing the primary purpose of which is to finance the acquisition of Gentiva, the requirement under this clause (b) shall be that no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing).

e)	A new Section 5.06(f) shall be added as follows:

Notwithstanding anything to the contrary in this Section 5.06, (i) the Borrower may designate an Escrow Subsidiary as an Unrestricted Subsidiary and (ii) each Escrow Subsidiary shall be excluded from any calculations made, or any conditions specified, in paragraphs (a) and (b).

f)	Section 7.01(a)(xii) shall be replaced in its entirety with the following:

other Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

g)	Section 7.01(a)(xiv) shall be amended by replacing “as in effect on the Second Amendment and Restatement Date” with a reference to the effective date of the Required ABL Amendments.

h)	Section 7.01(a)(xvii) shall be amended by replacing “provided that (1) (A) no Default shall exist or result therefrom, (B) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis, (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred,” with the following:

provided that (1) (A) no Default shall exist or result therefrom (or, in the case of Indebtedness incurred to finance the acquisition of Gentiva, no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing), (B) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis (or, in the case of Indebtedness incurred to finance the acquisition of Gentiva, if the Borrower so elects, as of the date of the Gentiva Merger Agreement after giving pro forma effect to such acquisition and the incurrence of such Indebtedness as if each occurred on such date), (C) the Borrower shall have delivered to the Administrative Agent a certificate of a

Financial Officer to the effect set forth in clauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) such Indebtedness, taken together with all other outstanding Indebtedness incurred under this Section 7.01(a)(xvii), shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Indebtedness outstanding under the Term Loan Facility on the date of the incurrence of such Indebtedness; provided that in any event, any Indebtedness incurred pursuant to this Section 7.01(a)(xvii) to finance, in whole or in part, the acquisition of Gentiva shall have a Weighted Average Life to Maturity no shorter than that of the Term Loan Facility on the date of the incurrence of such indebtedness

i)	Section 7.03(a)(ii) shall be amended by adding after “no Default shall have occurred and be continuing” the following:

(provided that, with respect to any such transaction to consummate an Investment in connection with the acquisition of Gentiva, the requirement under this clause (ii) shall be that no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing)

j)	Section 7.04(c) shall be replaced in its entirety with the following:

transactions (i) involving payments or consideration that do not exceed $5.0 million or (ii) not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained in a comparable transaction at the time of such transaction on an arm’s length basis with a Person who is not an Affiliate; provided that in the event such transaction involves an aggregate consideration in excess of $25,000,000, the terms of such transaction have been approved by a majority of the disinterested members of the board of directors of the Borrower and the board of directors of the Borrower shall have determined in good faith that such transaction satisfies the criteria in this clause (ii);

k)	Section 7.08(b) shall be amended by replacing the words “(A)(i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 hereof on a Pro Forma Basis” with the following:

(A) (i) no Default shall have occurred and be continuing or would result therefrom (or, in the case of any Investment in connection with the acquisition of Gentiva, no Event of Default under Section 8.01(a) or (m) shall have occurred and be continuing or would result therefrom) and (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 on a Pro Forma Basis (or, in the case of any Investment in connection with the acquisition of Gentiva, if the Borrower so elects, as of the date of the Gentiva Merger Agreement after giving pro forma effect to such acquisition and the incurrence of such Indebtedness as if each occurred on such date)

EXHIBIT B

Project Falcon

Bank Facilities

Summary of Principal Terms and Conditions

Set forth below is a statement of the terms and conditions for the Bank Facilities (as defined below):

Borrower:	Kindred Healthcare, Inc. (the “Borrower”).

Guarantees and Collateral:	Guarantees and collateral with respect to (i) the Refinancing Term Loan Facility will be consistent with the Existing Term Loan Credit Agreement and (ii) the Refinancing ABL Facility, if applicable, will be consistent with the Existing ABL Credit Agreement and, in each case, will include (a) joinders to the existing guarantees under the respective Bank Facilities by the Target and its subsidiaries required to become guarantors pursuant to the Amended Term Loan Credit Agreement and the Amended ABL Credit Agreement, as applicable and (b) a perfected lien on all of the equity interests in the Target and the assets of the Target and its subsidiaries required to be pledged as collateral under the Amended Term Loan Credit Agreement and Amended ABL Credit Agreement, respectively. The guarantors of the Refinancing Term Loan Facility and the Refinancing ABL Facility are referred to as the “Bank Guarantors”.

Lead Arrangers and Bookrunners:	Citi, J.P. Morgan and GE Capital will act as lead arrangers and bookrunners for the Refinancing Term Loan Facility and will perform the duties customarily associated with such roles (the “Term Loan Arrangers”). Citi and J.P. Morgan will act as lead arrangers and bookrunners for the Refinancing ABL Facility and will perform the duties customarily associated with such roles (the “ABL Arrangers”).

Administrative Agents:	JPMCB will act as administrative agent and collateral agent for the Refinancing Term Loan Facility (in such capacity, the “Term Administrative Agent”) and as administrative agent and collateral agent for the Refinancing ABL Facility (in such capacity, the “ABL Administrative Agent” and together with the Existing Agent and the Term Administrative Agent, the “Bank Administrative Agents”), and each will perform the duties customarily associated with such roles.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Bank Arrangers (collectively, the “Bank Lenders”).

Term Loan Facilities:	If the Required Term Loan Condition is not satisfied on or prior to the Closing Date, a senior secured term loan facility in an aggregate principal amount equal to $992.5 million (less the gross cash proceeds received by the Borrower from the Senior Notes and the Equity issued on or prior to the Closing Date after application of any such amounts to reduce the aggregate principal amount of the Bridge Facility to $0) (the “Refinancing Term Loan Facility”). The Refinancing Term Loan Facility shall be repayable in equal quarterly installments of 1.00% of the original principal amount per year with the balance thereof payable on April 9, 2021.

Refinancing ABL Facility:	If the Required ABL Condition is not satisfied on or prior to the Closing Date, a senior secured asset-based revolving credit facility in the aggregate principal amount of $750.0 million (the “Refinancing ABL Facility” and together with the Refinancing Term Loan Facility, the “Bank Facilities”). The Refinancing ABL Facility will mature on April 9, 2019 and all outstanding amounts shall be due and payable on such date.

Availability:	The Term Loan Facilities, as applicable, will be available in a single drawing on the Closing Date.

The Refinancing ABL Facility, if applicable, will be made available on and after the Closing Date on terms substantially similar to those set forth in the Amended ABL Credit Agreement.

Purpose:	The proceeds of the borrowings under the Refinancing Term Loan Facility, if applicable, will be used to refinance the indebtedness outstanding under the Existing Term Loan Credit Agreement and to pay the other Transaction Costs on the Closing Date.

The proceeds of the borrowings under the Refinancing ABL Facility, if applicable, will be used to refinance the indebtedness outstanding under the Existing ABL Credit Agreement and to pay the other Transaction Costs on the Closing Date, and otherwise for general corporate purposes.

Documentation Considerations:	The documentation for the Refinancing Term Loan Facility shall reflect the terms set forth in this Term Sheet and shall otherwise be consistent with the Amended Term Loan Credit Agreement.

The documentation for the Refinancing ABL Facility shall reflect the terms set forth in this Term Sheet and shall otherwise be consistent with the Amended ABL Credit Agreement.

Fees and Interest Rates:	With respect to the Refinancing Term Loan Facility, as set forth on Annex I to the Fee Letter.

With respect to the Refinancing ABL Facility, as set forth on Annex II to the Fee Letter.

Optional Prepayments and Commitment Reductions:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable; provided that the Term Loan Facilities shall be subject to soft call protection at a prepayment premium of 1.00% until the six month anniversary of the Closing Date.

Mandatory Prepayments:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Certain Conditions:	Subject to the Closing Date Conditions Provisions, the availability of the initial borrowing and other extensions of credit under the Bank Facilities, as applicable, will be subject solely to the applicable conditions set forth in Exhibit D to the Commitment Letter.

Representations and Warranties:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable; provided that the Bank Facilities shall contain customary representations with respect to OFAC and FCPA.

Affirmative Covenants:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Financial Covenants:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable, with the Required Amendments set forth on Annex I to Exhibit A.

Negative Covenants:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable, with the Required Amendments set forth on Annex I to Exhibit A.

Unrestricted Subsidiaries:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Events of Default:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Voting:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Assignments and Participations:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Yield Protection:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Expenses and Indemnification:	As provided under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement, as applicable.

Governing Law and Forum:	State of New York.

Counsel to the Bank Administrative Agents and the Bank Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT C

Project Falcon

Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Set forth below is a statement of the terms and conditions for the Bridge Facility (as defined below) to be used to finance a portion of the Transactions:

Initial Bridge Loans:	The Bridge Lenders (as defined below) will make senior unsecured loans (the “Initial Loans”) to the Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed $1,700 million less the gross cash proceeds received by the Borrower from the Senior Notes and the Equity issued on or prior to the Closing Date (other than Equity issued to fund an increase in the purchase price for the Acquisition) (the “Bridge Facility”).

Borrower:	Kindred Healthcare, Inc. (the “Borrower”).

Guarantors:	The Bridge Facility Debt (as defined below) shall be jointly and severally guaranteed by all guarantors of the Bank Facilities on a senior basis (the “Bridge Guarantors” and together with the Bank Guarantors, the “Guarantors”).

Administrative Agent:	Citi (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agents, the “Administrative Agents”) will act as administrative agent for the Bridge Lenders holding the Initial Loans from time to time.

Lead Arrangers and Bookrunners:	Citi, J.P. Morgan, Guggenheim and MSSF will act as lead arrangers and bookrunners for the Bridge Facility and will perform the duties customarily associated with such roles (in such capacities, the “Bridge Lead Arrangers” and, together with the Bank Arrangers, the “Lead Arrangers”).

Co-Managers:	BMO, DBSI and STRH will act as co-managers for the Bridge Facility and will perform the duties customarily associated with such roles (in such capacities, together with the Bridge Lead Arrangers, the “Bridge Arrangers” and, together with the Bank Arrangers, the “Arrangers”).

Lenders:	Citi, JPMCB, SBC, MSSF, Bank of Montreal, DBNY and SunTrust and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Bridge Lenders” (and, such Bridge Lenders and the Bank Lenders, the “Lenders”).

Use of Proceeds:	The proceeds of the Initial Loans will be used to pay the Transaction Costs and otherwise for general corporate purposes.

Funding:	The Bridge Lenders will make the Initial Loans available on the Closing Date.

Maturity/Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”), which shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Bridge Lender in respect of such Initial Loan will have the option at any time or from time to time on or after the Initial Loan Maturity Date to receive exchange notes in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I (the “Exchange Notes”; together with the Initial Loans, the “Bridge Facility Debt”). Subject only to the absence of a payment or bankruptcy default, the maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the eighth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	As set forth on Annex III to the Fee Letter.

Mandatory Redemption:	The Borrower will be required to prepay Initial Loans (and, if issued, redeem Exchange Notes, to the extent required by the terms of such Exchange Notes) on a pro rata basis, at par plus accrued and unpaid interest from the net cash proceeds of debt incurrences, issuances of equity and, after deduction of, among other things, amounts required, if any, to repay the Bank Facilities or other senior secured indebtedness, the sale of any assets outside the ordinary course of business, subject in each case to exceptions and baskets to be agreed. In addition, upon the occurrence of a change of control, the Borrower will be required to redeem the Initial Loans at 100% of the principal amount of such Initial Loans, plus accrued and unpaid interest.

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon two business days’ prior notice, at par plus accrued and unpaid interest and, if applicable, breakage costs.

Documentation Considerations:	The documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Term Sheet and other terms customary for facilities and transactions of this type, as may be reasonably agreed by the Bridge Lead Arrangers, the Bridge Lenders and the Borrower, subject to materiality thresholds, baskets and exceptions to be agreed. This paragraph will be referred to as the “Documentation Considerations”.

Conditions Precedent:	Subject to the Closing Date Conditions Provisions, the availability of the Bridge Facility shall be conditioned solely upon the conditions set forth in Exhibit D.

Representations and Warranties:	Substantially similar to the representations and warranties set forth in the Existing Term Loan Credit Agreement.

Covenants:	Substantially consistent with the Documentation Considerations (including, without limitation, incurrence-based negative covenants customary for high-yield transactions, no financial maintenance covenants, and a covenant to refinance Initial Loans, including in connection with any Securities Demand). Prior to the Initial Loan Maturity Date, the debt, lien and restricted payment covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially similar to the events of default set forth in the Existing Term Loan Credit Agreement, subject to certain adjustments (including, without limitation, a cross-acceleration but no cross-default event of default) customary for facilities of this type to be agreed and others as may be reasonably required by the Bridge Lead Arrangers (with customary notice and grace periods to be agreed). Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Substantially the same as the cost and yield protection provisions of the Existing Term Loan Credit Agreement.

Assignment and Participation:	Subject to the prior approval of the Bridge Administrative Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to assign Initial Loans (other than to Disqualified Institutions) without the consent of the Borrower; provided, that, unless an event of default has occurred prior to the Initial Loan Maturity Date and is at such time continuing, the Bridge Lenders may not assign more than 50% of the principal amount the Initial Loans without the consent of the Borrower (it being understood that Bridge Lenders may participate their Initial Loans as provided in the next paragraph) prior to the Initial Loan Maturity Date. Assignments will be by novation.

The Bridge Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Bridge Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each adversely affected Bridge Lender will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Initial Loan Maturity Date and (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (ii) the consent of 100% of the Bridge Lenders shall be required with respect to (a) reductions to any of the voting percentages and pro rata provisions, (b) modifications to the redemption provisions of the Exchange Notes, (c) releases of all or substantially all of the Bridge Guarantors and (d) changes to the ranking.

Expenses and Indemnification:	The Bridge Facility Documentation shall provide that the Borrower shall pay (a) all invoiced reasonable out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation.

The Bridge Administrative Agent, the Bridge Arrangers and the Bridge Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities and reasonable and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence, willful misconduct or bad faith of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and the Bridge Arrangers:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Bridge Facility to which this Annex I is attached.

Issuer:	The Borrower will issue senior unsecured Exchange Notes under an indenture (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as the Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged. In the case of the initial exchange by Bridge Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal $100 million.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap (as defined in the Fee Letter).

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Mandatory Redemption:

The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest plus any applicable premiums), from the net cash proceeds (in each case, after deduction of, among other things, amounts required, if any, to repay the Bank Facilities or other senior secured indebtedness) of the sale of any assets outside the ordinary course of business (in each case, subject to exceptions and baskets to be agreed, including, but not limited to, exceptions and baskets comparable to those applicable to the Bank Facilities). In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control, which offer shall be at 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their affiliates (other than those held by an asset management affiliate of a Commitment Party purchasing debt securities in the ordinary course of their business as part of a regular distribution of such debt securities or any Exchange Notes acquired pursuant to bona fide open market purchases from third parties in connection with market making activities (“Repurchased Exchange Notes”)) of the principal amount of such Exchange Notes, plus accrued and unpaid interest.

Optional Redemption:	The Exchange Notes will be (a) non-callable for the first three years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero 2 years prior to the maturity of the Exchange Notes; provided that if any Exchange Notes are held by any Commitment Party or its affiliates (other than those held by an asset management affiliate of a Commitment Party purchasing debt securities in the ordinary course of their business as part of a regular distribution of such debt securities or any Repurchased Exchange Notes) shall be callable at any time on a non-pro rata basis at par plus accrued interest (for as long as such Exchange Notes are so held).

Notwithstanding the above, (i) prior to the third anniversary of the Initial Loan Maturity Date, the Borrower may redeem the Exchange Notes at a make-whole price based on the yield to maturity of U.S. Treasury notes with a maturity closest to the third anniversary of the Initial Loan Maturity Date plus 50 basis points and (ii) prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the Exchange Notes with proceeds from certain of the Borrower’s equity offerings at a price equal to par plus a premium equal to the coupon on such Exchange Notes.

Registration Rights:

The Issuer will use commercially reasonable efforts to file after the first issuance of the Exchange Notes, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than one year from the first issuance of any Exchange Note. If within 365 days from the first issuance of any Exchange Note, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Exchange Notes to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 366th day after the date of the first issuance of any Exchange Notes (which rate of additional interest shall increase to 0.50% per annum 90 days thereafter) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. The Issuer will also pay such additional interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Similar to those in an indenture governing a high-yield senior note issue.

Events of Default:	Similar to those in an indenture governing a high-yield senior note issue.

Governing Law and Forum:	New York.

EXHIBIT D

Project Falcon

Summary of Additional Conditions

Subject to the Closing Date Conditions Provisions, the availability of each of the Facilities on the Closing Date shall be subject to the satisfaction of the following conditions.

(a) (i) Except as set forth in the correspondingly numbered section of the disclosure letter, dated as of October 9, 2014 and delivered by the Target to the Borrower prior to the execution of the Transaction Agreement (the “Company Disclosure Letter”), or in another section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, and except as set forth in the reports, schedules, forms, statements and other documents filed by the Target with, or furnished by the Target to, the United States Securities and Exchange Commission (the “SEC”) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from January 1, 2014 until October 9, 2014 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to the condition set forth in this clause (a)(i), but excluding any disclosure contained in any such reports, schedules, forms, statements and other documents under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward looking, since December 31, 2013 until October 9, 2014, there has not been or occurred any Company Material Adverse Effect or any event, occurrence, fact, condition or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) since October 9, 2014, there shall not have been any Company Material Adverse Effect or any event, occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate with all other events, occurrences, facts, conditions, changes and effects, a Company Material Adverse Effect. For purposes hereof, “Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect, taken as a whole, that is materially adverse to (i) the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, with regard to clause (i), Company Material Adverse Effect shall not include the impact of any event, occurrence, fact, condition, change or effect arising out of, relating to or resulting from: (a) general economic, business, political, or regulatory conditions; (b) any changes or developments in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (c) the negotiation, execution, delivery, performance, announcement, pendency or completion of the transactions contemplated by this Agreement, including any litigation, action, proceeding, claim, investigation or challenge related thereto or any losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company resulting from (other than when used in Section 3.03 and Section 6.02(a) (in so far as it refers to Section 3.03) of the Transaction Agreement); (d) the identity of Parent or any of its affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or any of its affiliates; (e) any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (f) any changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate; (g) any matter disclosed on the Company Disclosure Letter; (h) any changes in applicable Laws or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (i) any failure by the Company to meet any internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Company Common Stock (provided, that the underlying causes of such failures or decline (subject to the other provisions of this definition) shall not be excluded); (j) any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; or (k) any natural or man-made disasters or acts of God, except in the case of clauses (a), (b), (e), (f), (h), or (k), to the extent that any such event, occurrence, fact, condition, change or effect has a material and disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others operating in the industries in which the Company and any of its Subsidiaries operate. Capitalized terms in the preceding definition are used as defined in the Transaction Agreement.

(b) Each party thereto shall have executed and delivered definitive documentation for the Bank Facilities, the Acquisition Amendments and the Bridge Facility, as applicable, reflecting the terms and conditions hereof and customary for such Facilities.

(c) The Acquisition shall have been consummated or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the Transaction Agreement as in effect on the date hereof without giving effect to any waivers, consents, amendments, supplements or modifications that are in any respect materially adverse to the Lenders or the Arrangers without approval of the Lead Arrangers (not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any increase or reduction in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Arrangers; provided that (i) any increase in the purchase price shall be funded with equity and (ii) an amount equal to 100% of any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Bridge Facility.

(d) The Refinancing shall have been consummated or will be consummated substantially simultaneously with the Closing Date; provided that the refinancing contemplated pursuant to clause (e)(i) and (e)(ii) of Exhibit A to the Commitment Letter shall only be required to be consummated to the extent that the Refinancing Term Loan Facility and the Refinancing ABL Facility are incurred, as applicable.

(e) The Lenders, the Administrative Agents and the Arrangers shall have received all fees required to be paid, and all out-of-pocket expenses required to be paid for which invoices have been presented, at least two (2) business days before the Closing Date.

(f) The Lenders shall have received (i) audited financial statements of the Borrower and the Target for the three most recent fiscal years ended at least 90 days before the Closing Date and (ii) unaudited interim consolidated financial statements of the Borrower and the Target for each quarterly period ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Closing Date.

(g) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of income for the four fiscal quarters most recently ended for which financial statements were delivered to the Lenders pursuant to the preceding paragraph, in each case adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of income, had occurred on the first day of such period, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”) (subject to exceptions customary for an offering under Rule 144A, unless the Senior Notes are proposed to be offered and sold in a registered offering).

(h) Subject to the Closing Date Conditions Provisions, all documents and instruments required to create and perfect the Bank Administrative Agents’ respective security interests in the collateral (as described in Exhibit B to the Commitment Letter) to be granted by the Target and its subsidiaries and in the equity interests of the Target under the Bank Facilities shall have been executed and delivered and, if applicable, be in proper form for filing.

(i) The Initial Lenders shall have received a customary solvency certificate from the chief financial officer of the Borrower that shall document the solvency of the Borrower and its subsidiaries (on a consolidated basis) after giving effect to the Transactions.

(j) The Initial Lenders shall have received such legal opinions (including opinions (a) from counsel to the Borrower and its subsidiaries, and (b) from such special and local counsel as may be reasonably required by the Initial Lenders), documents, closing certificates and other instruments as are customary for transactions of this type or as they may reasonably request, in customary form for transactions of this type.

(k) As a condition to the availability of the Bank Facilities, (a) the Bank Arrangers shall have received, not later than 15 consecutive business days prior to the Closing Date, information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured revolving and term loan financings (which shall include forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis through 2019 and (y) on a quarterly basis through 2016, but shall exclude any information customarily provided by an investment bank in the preparation of such a confidential information memorandum) (the “Required Bank Information”), and (b) the Bank Arrangers shall have been afforded a period of at least 15 consecutive business days (provided that such 15 consecutive business day period shall either end prior to December 20, 2014 or commence on or after January 5, 2015 and shall exclude November 28, 2014) upon receipt of the Required Bank Information to attempt to syndicate the Bank Facilities (the “Bank Marketing Period”). It is hereby agreed that the Borrower may notify the Bank Arrangers in writing that the Borrower reasonably believes that it has delivered the Required Bank Information for the commencement of the Bank Marketing Period and that such Bank Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Bank Marketing Period unless the Bank Arrangers object in writing within three (3) business days of receipt of such notice.

(l) As a condition to the availability of the Bridge Facility, (a) the Borrower shall have delivered (i) customary preliminary offering memoranda or preliminary prospectuses and other marketing materials containing all customary information (including a discussion of Borrower and its subsidiaries and a discussion of Target and its subsidiaries) (other than the “description of the notes” and any information customarily provided by the investment bank (the “Investment Bank”) or its counsel; provided that the Borrower shall use commercially reasonable efforts to negotiate a “description of the notes” reasonably satisfactory to the Borrower and the Commitment Parties), including, without limitation, financial statements, pro forma financial statements, business and other financial data that would be required in a registered offering under the rules and regulations of the Securities Act, as amended (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Item 402(b) of Regulation S-K and other exceptions customary for a Rule 144A offering unless the Senior Notes are proposed to be offered and sold in a registered offering) and other data that would be necessary for the Investment Bank to receive customary “comfort” (including negative assurance comfort) from auditors of the Target and the Borrower, and (ii) drafts of customary comfort letters by auditors of the Target and the Borrower which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings (the “Required Bond Information”), and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days (provided that such 15 consecutive business day period shall either end prior to December 20, 2014 or commence on or after January 5, 2015 and shall exclude November 28, 2014) following the receipt of the Required Bond Information to attempt to place the Senior Notes with qualified purchasers thereof (it being understood that, if any of the Required Offering Information becomes “stale” under the applicable provisions of Regulation S-X during any such 15 consecutive business day period, then such period shall be deemed not to have occurred and a new 15 consecutive business day period shall only commence upon delivery of Required Offering Information that complies with the applicable provisions of Regulation S-X for each day of such period) (the “Bond Marketing Period”). It is hereby agreed that the Borrower may notify the Bridge Lead Arrangers in writing that the Borrower reasonably believes that it has delivered the Required Bond Information required for the commencement of the Bond Marketing Period and that such Bond Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Bond Marketing Period unless the Bridge Lead Arrangers object in writing within three (3) business days of receipt of such notice.

(m) The Initial Lenders shall have received, at least three (3) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent reasonably requested by the Lenders at least ten (10) days prior to the Closing Date.

(n) The Specified Transaction Agreement Representations and Specified Representations shall be true and correct in all material respects.

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